Exhibit 99.1

news release	AVON PRODUCTS, INC.
WORLD HEADQUARTERS
1345 AVENUE OF THE AMERICAS
NEW YORK, NY 10105-0196

CONTACT:

Media:	Investors:
Victor Beaudet	Renee Johansen
(212) 282-5344	Anita Bialkowska
(212) 282-5320
Sharon Samuel
(212) 282-5322

Jennifer Vargas
(212) 282-5404

AVON REPORTS FOURTH-QUARTER TOTAL REVENUE UP 17%;

FULL-YEAR 2007 TOTAL REVENUE UP 13% TO $9.9 BILLION

Fourth-Quarter Beauty Sales Grow 20%; Active Representatives Increase 11%

Fourth-Quarter Earnings of $.30 per Share after Charges of $.34 per Share

Related to Final Product Line Simplification and Restructuring Programs

Full-Year Earnings per Share up 14% to $1.21

NEW YORK, N.Y., February 5, 2008 — Avon Products, Inc. (NYSE:AVP) today reported that fourth-quarter 2007 total revenue grew 17% year over year (9% in local currency) to $3.1 billion. All six operating regions contributed to the company’s revenue growth. Sales of Beauty products rose 20% and Active Representatives increased 11%. Units sold were up 8% versus the prior-year quarter.

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Net income in the fourth quarter 2007 was $129 million compared with $184 million in the year-ago quarter. Earnings per share were $.30 versus $.41 per share in the prior-year quarter, or 27% lower. The fourth quarter 2007 results were significantly impacted by costs to implement the company’s restructuring program (of which the final initiatives have been announced) as well as the final charges for its Product Line Simplification (PLS) program. Combined, these reduced EPS by $.34 per share versus $.13 per share in 2006.

Andrea Jung, chairman and CEO, commented, “This quarter’s results reflect the momentum we are gaining in our turnaround plan. The 17% revenue increase – including the 20% growth in Beauty sales – reflects the benefits of the significantly increased investment we’ve made in advertising over the last two years. I am also pleased with the 11% increase in Active Representatives that was driven by our investments in the Representative Value Proposition, such as growing our Sales Leadership program, increasing sales campaign frequency and improving commissions and incentives to our Representatives. Our results also reflect the strength of our diverse geographic portfolio, which is highly advantaged particularly in developing and emerging economies where we enjoy leading market positions.”

Fourth-quarter operating profit of $225 million decreased 21% from 2006’s level of $282 million, while operating margin was 7.3%, versus 10.8% in the prior-year quarter. As previously announced, fourth-quarter 2007 operating profit included costs associated with the company’s restructuring and PLS programs of $205 million, versus $85 million in the prior-year period. The 2007 fourth-quarter costs included $101 million of costs to implement restructuring and $104 million of costs associated with PLS. The 2006 fourth-quarter costs included $44 million of costs to implement restructuring and $42 million of costs associated with PLS.

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On January 8, 2008, Avon announced the final initiatives of the restructuring program under its turnaround plan, begun in late 2005. Avon expects to achieve annualized savings of approximately $430 million once all initiatives are fully implemented by 2011-2012, with these savings projected to reach $300 million in 2009, compared to the original objective of $300 million. Additionally, Avon reiterated that it expects to achieve annualized benefits in excess of $200 million each from its PLS program and Strategic Sourcing Initiative for a total of benefits in excess of $400 million from those two programs. Avon reiterated that it anticipates total costs to implement the restructuring initiatives to be approximately $530 million. The company has recorded approximately $444 million of those costs through the fourth quarter of 2007 and will record the remainder by the end of 2009.

Fourth-quarter 2007’s results included $108 million in advertising expense, a 21% increase over prior year, to support the launch of new products, such as Anew Ultimate Age Repair Night Cream and Elixir and the Christian LaCroix fragrances, as well as Representative recruitment advertising. Additionally, 2007’s fourth quarter included an incremental $39 million of costs for initiatives to improve Avon’s Representative Value Proposition (RVP).

The quarter’s effective tax rate of 34.2% compared with 2006’s rate of 30.4%. The 2007 rate was unfavorably impacted by the geographic mix of restructuring and PLS costs. The prior-year’s rate benefitted from the closure of tax years and audit settlements.

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Fourth-Quarter Regional Highlights

In the North America region, fourth-quarter revenue grew 2% (1% in local currency) over that of the prior year. Sales of Beauty products were 6% higher. Active Representatives increased 3% as the company continued to implement initiatives to improve the Representative Value Proposition, offsetting negative impacts of rising gas prices and a slowing North American economy. Units sold were flat with the prior year. Operating profit decreased 21% versus the 2006 quarter, due to costs associated with the PLS program, and the region’s operating margin was 6.8%.

On broad-based strength, Latin America’s fourth-quarter revenue rose 28% year over year (17% in local currency), with the markets of Brazil and Colombia both posting revenue growth in the range of 40%. Mexico continued to progress on its turnaround, with growth in both revenue and Active Representatives of 5% versus the prior-year period. The region’s Active Representatives grew 12%, and units sold were up 12%. Operating profit increased 3% versus the 2006 quarter as profit on higher revenue was somewhat offset by costs associated with PLS, as well as increased advertising and RVP spending in the region. Latin America’s fourth-quarter operating margin was 13.9%.

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Western Europe, Middle East & Africa achieved revenue growth of 22% (10% in local currency), due to continued strength in Turkey, where revenue grew over 50%, and the U.K., where revenue increased over 10%. Year over year, the region’s Active Representatives rose 7% and units sold increased 10%. As a result of costs to implement restructuring, primarily in the direct-selling and distribution operations of continental Europe, the region recorded an operating loss of $6 million in the quarter compared with $19 million of operating profit in the prior-year quarter. Fourth-quarter 2007 operating margin was (1.3)%.

In Central & Eastern Europe, fourth-quarter revenue rose 22% (11% in local currency). Russia was the largest contributor to the region’s growth, with revenue growth in the high teens. The region’s fourth-quarter 2007 Active Representatives grew 18%. Units sold increased 9%. Operating profit decreased 2% year over year, as costs associated with the PLS program more than offset the benefit of higher revenue. Fourth-quarter operating margin was 18.7%.

Asia-Pacific revenue increased 8% (decreased 2% in local currency), with the Philippines contributing strong revenue growth driven by Sales Leadership. Revenue in Japan was 6% lower year over year as the company continues to execute a multi-year turnaround in that market. The region’s Active Representatives were 8% higher and units sold rose 5% as compared with the prior year. Operating profit expanded 28% year over year, primarily as a result of lower overhead expenses. Operating margin in the quarter was 6.2%.

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Revenue in China grew 29% (22% in local currency) and units sold were 14% higher in the fourth quarter. Active Representatives were up 73% year over year. As a result of its revenue growth, China had operating profit of $6 million in the fourth quarter 2007, compared with an operating loss of $3 million in the prior-year quarter. The region’s fourth-quarter operating margin was 6.8%.

Full-Year 2007 Results

For full-year 2007, Avon reported that total revenue grew 13% (8% in local currency), to a record $9.9 billion, versus $8.8 billion in 2006. Sales of Beauty products rose 15%. Active Representatives increased 9%, and units were 7% higher.

Both 2007 and 2006 included significant costs associated with the restructuring program and the PLS initiative. Those costs totaled $346 million in 2007 and $310 million in 2006. Avon said it invested $368 million in advertising in 2007, 48% more than in 2006. Net income for 2007 was $531 million, compared with $478 million in 2006, and 2007 earnings per share were $1.21, 14% higher than earnings per share of $1.06 in the prior year. The costs to implement restructuring and costs associated with PLS negatively impacted earnings per share by $.56 and $.47 during 2007 and 2006, respectively.

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Cash flow from operations was $590 million in 2007 versus $796 million in 2006, primarily due to increased payments in 2007 for inventory purchases and incentive-based compensation. Avon’s net debt at year-end 2007 was $1.1 billion, up $547 million from the 2006 year-end level. Share repurchases in 2007 totaled $667 million, compared with $355 million in 2006.

Andrea Jung, chairman and CEO, remarked, “Our turnaround is progressing ahead of plan. We entered 2008 having restored topline momentum and having built a strong foundation for sustainable growth across our geographic portfolio. We are therefore confident that in 2008—even in the face of macro-economic pressures in North America—we can sustain mid-single-digit topline growth, consistent with our long-term objective. We will also restore our full-year operating margin to a level approaching that of 2005, as previously stated.”

Avon will conduct a conference call at 9:00 A.M. today to discuss the quarter’s results. The dial-in number for the call is (800) 843-2086 in the U.S. or (706) 643-1815 from non-U.S. locations (conference ID number: 31162478). The call will be webcast live at www.avoninvestor.com and can be accessed or downloaded from that site for a period of two weeks.

Avon, the company for women, is a leading global beauty company, with $10 billion in annual revenue. As the world's largest direct seller, Avon markets to women in more than 100 countries through 5.4 million independent Avon Sales Representatives. Avon's product line includes beauty products, fashion jewelry and apparel, and features such well-recognized brand names as Avon Color, Anew, Skin-So-Soft, Advance Techniques, Avon Naturals, and Mark. Learn more about Avon and its products at www.avoncompany.com.

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CAUTIONARY STATEMENT FOR PURPOSES OF THE “SAFE HARBOR” STATEMENT

UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Statements in this release that are not historical facts or information are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “estimate,” “project,” “plan,” “believe,” “may,” “expect,” “anticipate,” “intend,” “planned,” “potential,” “expectation” and similar expressions, or the negative of those expressions, may identify forward-looking statements. Such forward-looking statements are based on management’s reasonable current assumptions and expectations. Such forward-looking statements involve risks, uncertainties and other factors, which may cause the actual results, levels of activity, performance or achievement of Avon to be materially different from any future results expressed or implied by such forward-looking statements, and there can be no assurance that actual results will not differ materially from management’s expectations. Such factors include, among others, the following:

•

our ability to implement the key initiatives of and realize the projected benefits (in the amounts and time schedules we expect) from our global business strategy, including our multi-year restructuring initiatives, product mix and pricing strategies, enterprise resource planning, customer service initiatives, product line simplification, sales and operation planning process, strategic sourcing initiative, zero overhead growth and cash management, tax, foreign currency hedging and risk management strategies;

•

our ability to realize the anticipated benefits (including our projections concerning future revenue and operating margin increases) from our multi-year restructuring initiatives or other strategic initiatives on the time schedules or in the amounts that we expect, and our plans to invest these anticipated benefits ahead of future growth;

•	the possibility of business disruption in connection with our multi-year restructuring initiatives or other strategic initiatives;

•	our ability to realize sustainable growth from our investments in our brand and the direct selling channel;

•	the inventory obsolescence and other costs associated with our product line simplification program;

•	our ability to effectively implement initiatives to reduce inventory levels;

•	our ability to achieve growth objectives, particularly in our largest markets and new and emerging markets;

•

our ability to successfully identify new business opportunities and identify and analyze acquisition candidates, and our ability to negotiate and consummate acquisitions as well as to successfully integrate or manage any acquired business;

•	the effect of political, legal and regulatory risks, as well as foreign exchange or other restrictions, imposed on us, our operations or our Representatives by governmental entities;

•

our ability to successfully transition our business in China in connection with the resumption of direct selling in that market, our ability to operate using the direct selling model permitted in that market and our ability to retain and increase the number of Active Representatives there over a sustained period of time;

•	the impact of substantial currency fluctuations on the results of our foreign operations;

•	general economic and business conditions in our markets, including social, economic and political uncertainties in Latin America, Asia Pacific, Central and Eastern Europe and the Middle East;

•	the risk of disruption in Central and Eastern Europe associated with a change to a more rapid selling cycle with more frequent brochures;

•

a general economic downturn or recession in one or more of our geographic regions, information technology systems outages, disruption in our supply chain or manufacturing and distribution operations, or other sudden disruption in business operations beyond our control as a result of events such as acts of terrorism or war, natural disasters, pandemic situations and large scale power outages;

•	the risk of product or ingredient shortages resulting from our concentration of sourcing in fewer suppliers;

•	the quality, safety and efficacy of our products;

•	the success of our research and development activities;

•	our ability to attract and retain key personnel and executives;

•

competitive uncertainties in our markets, including competition from companies in the cosmetics, fragrances, skin care and toiletries industry, some of which are larger than we are and have greater resources;

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•

our ability to implement our Sales Leadership program globally, to generate Representative activity, to increase Representative productivity, to improve Internet-based tools for our Representatives, and to compete with other direct selling organizations to recruit, retain and service Representatives;

•

the impact of the seasonal nature of our business, changes in market trends, purchasing habits of our consumers and changes in consumer preferences, particularly given the global nature of our business and the conduct of our business in primarily one channel;

•	our ability to protect our intellectual property rights;

•	the risk of an adverse outcome in our material pending and future litigations;

•	our ratings and our access to financing and ability to secure financing at attractive rates; and

•	the impact of possible pension funding obligations, increased pension expense and any changes in pension regulations or interpretations thereof on our cash flow and results of operations.

Additional information identifying such factors is contained in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2006, filed with the U.S. Securities and Exchange Commission. We undertake no obligation to update any such forward-looking statements.

AVON PRODUCTS, INC.

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(In millions, except per share data)

	Three months ended December 31		Percent Change	Twelve months ended December 31		Percent Change
	2007	2006		2007	2006
Net sales	$3,049.4	$2,597.9	17%	$9,845.2	$8,677.3	13%
Other revenue	26.1	24.7		93.5	86.6

Total revenue	3,075.5	2,622.6	17%	9,938.7	8,763.9	13%

Cost of sales (1)	1,298.6	1,058.9		3,941.2	3,416.5
Selling, general and administrative expenses (1) (2)	1,552.4	1,281.3		5,124.8	4,586.0

Operating profit	224.5	282.4	-21%	872.7	761.4	15%

Interest expense	28.4	25.3		112.2	99.6
Interest income	(9.4)	(14.5)		(42.2)	(55.3)
Other expense, net	8.0	5.7		6.6	13.6

Total other expenses	27.0	16.5		76.6	57.9

Income before taxes and minority interest	197.5	265.9	-26%	796.1	703.5	13%
Income taxes (3)	67.6	80.8		262.8	223.4

Income before minority interest	129.9	185.1		533.3	480.1
Minority interest	(1.0)	(1.0)		(2.6)	(2.5)

Net income	$128.9	$184.1	-30%	$530.7	$477.6	11%

Earnings per share:
Basic	$.30	$.42	-29%	$1.22	$1.07	14%

Diluted	$.30	$.41	-27%	$1.21	$1.06	14%

Average shares outstanding:
Basic	428.56	443.24		433.47	447.40
Diluted	432.47	445.48		436.89	449.16

(1)	For the three and twelve months ended December 31, 2007, costs to implement restructuring initiatives impacted cost of sales by $0.7 and $1.0, respectively, and selling, general and administrative expenses by $100.2 and $157.3, respectively. For the three and twelve months ended December 31, 2006, costs to implement restructuring initiatives impacted cost of sales by $0.5 and ($0.3), respectively, and selling, general and administrative expenses by $43.2 and $229.1, respectively.

(2)	For the twelve months ended December 31, 2006, selling, general and administrative expenses included $21.0 associated with the resolution of a long-standing dispute regarding value-added tax in the U.K.

(3)	For the three and twelve months ended December 31, 2007, income taxes were favorably impacted by the net release of valuation allowances, offset by adverse impact of restructuring and PLS initiatives. For the three months ended December 31, 2006, income taxes were impacted by a reduction in tax expense of $14.3, primarily from the net favorable impact of the closure of tax years by expiration of the statute of limitations and audit settlements. For the twelve months ended December 31, 2006, income taxes were impacted by a reduction in tax expense of $18.6, primarily from the net favorable impact of the closure of tax years by expiration of the statute of limitations and audit settlements as well as tax refunds, partially offset by the tax impact from the repatriation of international earnings.

AVON PRODUCTS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In millions)

	Dec 31 2007	Dec 31 2006
Cash and equivalents	$963.4	$1,198.9
Accounts receivable, net	840.4	700.4
Inventories	1,041.8	900.3
Prepaid expenses and other	669.8	534.8

Total current assets	3,515.4	3,334.4

Property, plant and equipment, net	1,278.2	1,100.2
Other assets	922.6	803.6

Total assets	5,716.2	5,238.2

Debt maturing within one year	929.5	615.6
Accounts payable	800.3	655.8
Other current liabilities	1,323.6	1,253.8

Total current liabilities	3,053.4	2,525.2

Long-term debt	1,167.9	1,170.7
Other noncurrent liabilities	783.3	751.9

Total shareholders’ equity	711.6	790.4

Total liabilities and shareholders’ equity	$5,716.2	$5,238.2

AVON PRODUCTS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In millions)

	Twelve Months Ended December 31
	2007	2006
Cash Flows from Operating Activities:
Net income	$530.7	$477.6
Depreciation and amortization	172.1	159.6
Provision for doubtful accounts	164.1	144.7
Provision for obsolescence	280.6	179.7
Asset write-off restructuring charges	0.2	8.0
Share-based compensation	61.6	62.9
Deferred income taxes	(112.4)	(110.7)
Other	39.4	8.1

Changes in assets and liabilities:
Accounts receivable	(254.5)	(188.3)
Inventories	(341.0)	(240.3)
Prepaid expenses and other	(31.2)	(18.9)
Accounts payable and accrued liabilities	169.9	323.4
Income and other taxes	61.6	40.3
Noncurrent assets and liabilities	(151.3)	(50.0)

Net cash provided by operating activities	589.8	796.1

Cash Flows from Investing Activities:
Capital expenditures	(278.5)	(174.8)
Disposal of assets	11.2	16.4
Other investing activities	(19.9)	(49.5)

Net cash used by investing activities	(287.2)	(207.9)

Cash Flows from Financing Activities:
Cash dividends	(325.7)	(317.6)
Total debt, net change	288.2	135.5
Repurchase of common stock	(666.8)	(355.1)
Proceeds from exercise of stock options, net of excess tax benefits	105.1	40.6
Book overdrafts	2.1	6.2

Net cash used by financing activities	(597.1)	(490.4)

Effect of exchange rate changes on cash and cash equivalents	59.0	42.4

Net (decrease) increase in cash and cash equivalents	$(235.5)	$140.2

AVON PRODUCTS, INC.

SUPPLEMENTAL SCHEDULE

(Unaudited)

(In millions)

THREE MONTHS ENDED 12/31/07

REGIONAL RESULTS

$ in Millions	Total Revenue US$		Total Revenue in Local Currency	Operating Profit US$		Op. Margin	Units	Active Reps
		% var. vs 4Q06	% var. vs 4Q06		% var. vs 4Q06	2007 percent	% var. vs 4Q06	% var. vs 4Q06
North America	$766.5	2%	1%	$52.4	-21%	6.8%	0%	3%
Latin America	989.7	28	17	137.2	3	13.9	12	12
Western Europe, Middle East & Africa	434.2	22	10	(5.6)	*	-1.3	10	7
Central & Eastern Europe (1)	558.6	22	11	104.3	-2	18.7	9	18
Asia Pacific	239.9	8	-2	14.8	28	6.2	5	8
China	86.6	29	22	5.9	*	6.8	14	73
Total from Operations	3,075.5	17	9	309.0	-7	10.0	8	11
Global Expenses	—	—	—	(84.5)	-68	—	—	—
Consolidated (1)	$3,075.5	17%	9%	$224.5	-21%	7.3%	8%	11%

CATEGORY SALES (US$)

				Consolidated
					% var. vs 4Q06
Beauty (cosmetics/fragrances/skin care/toiletries)				$2,102.6	20%
Beauty Plus (fashion jewelry/watches/apparel/accessories)				568.2	18
Beyond Beauty (home products/gift and decorative products)				378.6	5

Net Sales				$3,049.4	17%
Other Revenue				26.1	6

Total Revenue				$3,075.5	17%

TWELVE MONTHS ENDED 12/31/07

REGIONAL RESULTS

$ in Millions	Total Revenue US$		Total Revenue in Local Currency	Operating Profit US$		Op. Margin	Units	Active Reps
		% var. vs FY06	% var. vs FY06		% var. vs FY06	2007 percent	% var. vs FY06	% var. vs FY06
North America	$2,622.1	3%	2%	$213.1	17%	8.1%	3%	3%
Latin America	3,298.9	20	13	483.1	14	14.6	9	8
Western Europe, Middle East & Africa	1,308.6	16	7	33.9	*	2.6	6	7
Central & Eastern Europe (1)	1,577.8	20	10	296.1	0	18.8	6	13
Asia Pacific	850.8	5	-1	64.3	51	7.6	2	4
China	280.5	32	26	2.0	*	0.7	19	145
Total from Operations	9,938.7	13	8	1,092.5	19	11.0	7	9
Global Expenses	—	—	—	(219.8)	-42	—	—	—
Consolidated (1)	$9,938.7	13%	8%	$872.7	15%	8.8%	7%	9%

CATEGORY SALES (US$)
				Consolidated
					% var. vs FY06
Beauty (cosmetics/fragrances/skin care/toiletries)				$6,932.5	15%
Beauty Plus (fashion jewelry/watches/apparel/accessories)				1,879.1	12
Beyond Beauty (home products/gift and decorative products)				1,033.6	6

Net Sales				$9,845.2	13%
Other Revenue				93.5	8

Total Revenue				$9,938.7	13%

*	Calculation not meaningful

(1)	Central & Eastern Europe Active Representative growth during the second half of 2007 benefited from increased ordering opportunities as a result of a move from a four-week campaign cycle to a three-week campaign cycle. This change had a minimal impact on Consolidated Avon.